Exhibit 5.1

October 6, 2006

NightHawk Radiology Holdings, Inc.

250 Northwest Boulevard, Suite 202

Coeur d’Alene, Idaho 83814

Re:	Registration Statement on Form S-1

Ladies and Gentlemen:

We are acting as counsel to NightHawk Radiology Holdings, Inc., a Delaware corporation (the “Company”), in connection with the registration of 5,750,000 shares of the Company’s Common Stock, par value $0.001 per share (the “Shares”), that may be sold by certain stockholders of the Company (the “Selling Stockholders”), including up to 750,000 shares subject to an over-allotment option that may be sold by the Selling Stockholders (the “Over-Allotment Shares” and together with the Shares, the “Secondary Shares”), pursuant to a Registration Statement on Form S-1, as amended (the “Registration Statement”), filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, on or about the date of this letter.

As counsel for the Company, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary for the purposes of rendering this opinion. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies.

Based upon the foregoing, we are of the opinion that the Secondary Shares have been duly authorized by the Company and are validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement, and we consent to the reference of our name under the caption “Legal Matters” in the Prospectus forming a part of the Registration Statement.

Very truly yours,

WILSON SONSINI GOODRICH & ROSATI

Professional Corporation

/s/ Wilson Sonsini Goodrich & Rosati